At a special meeting of shareholders held on June 18, 2010, the shareholders of the Funds voted on whether to approve a new investment advisory agreement between Rydex Series Funds and Padco Advisors, Inc. A description of the number of shares voted is as follows:

Fund	Shares For	Shares Against	Shares Abstained
Rydex|SGI Long/Short Commodities Strategy Fund	 2,042,114 	 67,241 	 86,789
Rydex|SGI Multi-Hedge Strategies Fund	 2,752,097 	 53,103 	 54,677
Rydex Commodities Strategy Fund	 989,966 	 46,564 	 74,574
Rydex|SGI Managed Futures Strategy Fund	 42,883,800 	 728,243 	 1,805,287

At a special meeting of shareholders held on June 18, 2010, the shareholders of the Funds also voted on whether to approve a change to a fundamental investment policy on borrowing money, consistent with applicable law. A description of the number of
 shares	voted is as follows:

Fund	Shares For	Shares Against	 Shares Abstained
Rydex|SGI Long/Short Commodities Strategy Fund	 1,980,105 	 123,022 	 93,015
Rydex|SGI Multi-Hedge Strategies Fund	 2,736,499 	 64,530 	 58,848
Rydex Commodities Strategy Fund	 948,886 	 88,537 	 73,677
Rydex|SGI Managed Futures Strategy Fund	 41,610,061 	 1,806,061 	 2,001,209